EXHIBIT 99.1

James E. Oesterreicher Joins HCC Board of Directors

HOUSTON, May 25, 2007 (PRIME NEWSWIRE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced that James E. Oesterreicher was elected to the Board of Directors of the Company, effective May 24, 2007.

Mr. Oesterreicher is the Retired Chairman of the Board of J.C. Penney Company, Inc., having served as Chairman of the Board and Chief Executive Officer from January 1997 until September 2000 and Vice Chairman and Chief Executive Officer from January 1995 until January 1997. He serves as a Director for TXU Corp., Brinker International, Inc., Texas Health Resources, Circle Ten Council -- Boy Scouts of America, National March of Dimes Advisory Board, and Spina Bifida Birth Defects Foundation.

Frank J. Bramanti, Chief Executive Officer of HCC, said, "We continue to add well qualified Directors whose expertise will help oversee the Company's progress. Our Board will benefit greatly from Jim's knowledge and experience running a public company."

Headquartered in Houston, Texas, HCC is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain, Ireland and the United Kingdom. HCC has assets exceeding $7.6 billion, shareholders' equity of over $2.1 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A.M. Best Company.

The HCC Insurance Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1977

For more information, visit our website at www.hcc.com.

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT:  HCC Insurance Holdings, Inc.
          L. Byron Way, Vice President
          (713) 690-7300